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EXHIBIT 11

BANC ONE CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
$(MILLIONS, EXCEPT PER SHARE AMOUNTS)
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
                                                                    THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                       SEPTEMBER 30,               SEPTEMBER 30,
                                                                   --------------------        ---------------------
                                                                    1997          1996          1997         1996
--------------------------------------------------------------------------------------------------------------------
PRIMARY:
Earnings:
  Net income                                                       $433.2        $412.8        $830.9      $1,230.8
  Deduct: Dividends on series C preferred shares                      3.0           4.2           9.6          12.7
                                                                      ---           ---           ---          ----
  Net income available to common shareholders                      $430.2        $408.6        $821.3      $1,218.1
                                                                   ======        ======        ======      ========
Shares:
  Weighted average common shares outstanding                        583.0         573.4         571.1         576.7
  Add: Dilutive effect of outstanding options, as
    determined by the application of the treasury stock
    method                                                            9.3          19.4          14.6          19.5
                                                                      ---          ----          ----          ----
  Weighted average common shares outstanding, as adjusted
                                                                    592.3         592.8         585.7         596.2
                                                                    =====         =====         =====         =====
PRIMARY EARNINGS PER COMMON SHARE
FULLY DILUTED:                                                      $0.73         $0.69         $1.40         $2.04
                                                                    =====         =====         =====         =====
  Earnings:
    Net income                                                     $433.2        $412.8        $830.9      $1,230.8
                                                                   ======        ======        ======      ========
  Shares:
    Weighted average common shares outstanding                      583.0         573.4         571.1         576.7
    Add: Dilutive effect of outstanding options, as
      determined by the application of the treasury stock
      method                                                          9.9          20.4          20.8          20.1
    Add: Conversion of preferred stock                                6.8           9.3           7.3           9.4
                                                                      ---           ---           ---           ---
    Weighted average common shares outstanding, as adjusted         599.7         603.1         599.2         606.2
                                                                    =====         =====         =====         =====
FULLY DILUTED EARNINGS PER COMMON SHARE                             $0.72         $0.69         $1.39         $2.03
                                                                    =====         =====         =====         =====
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